Exhibit 10.27
February 20, 2008
Ben A. Lee
T8-7C Seasons Villa
1983 Huamu Road
Shanghai, China
Postal Code: 201204
Dear Ben:
We are pleased to offer you the position of Vice President, Worldwide Sales, reporting to Sylvia Summers. Assuming you accept, you would be employed by Trident Multimedia Technologies (Shanghai) Co., Ltd. (“Trident Shanghai”), a subsidiary of Trident Microsystems, Inc. (“Trident”). The details of this offer, including the compensation package, are as follows:
•	Your base salary shall be RMB1,794,500.00 per year, paid on a monthly basis at a rate of RMB149,541.67 in Shanghai, China.

•	Upon the approval of the Compensation Committee of Trident’s Board of Directors (“Compensation Committee”), you will be granted the equity incentive awards described in Appendix A, subject to the terms set forth therein.

•	You will be eligible to participate in Trident’s Incentive Bonus Plan and your target bonus payment will be 50% of your annual base salary, as described in Appendix B.

•	In addition to the Incentive Bonus Plan, you will be entitled to a Stretch Target Bonus of up to 20% of your annual base salary. The actual bonus, if any, that you earn will be based upon the achievement of specific revenue and market penetration targets which will be established by Trident’s Chief Executive Officer within thirty (30) days of your employment start date and annually thereafter.

•	You will be eligible to receive the benefits set forth in Trident’s Expatriate Policy, once adopted and as amended from time to time, including applicable medical, dental, vision, life and disability insurance programs.

•	A summary of the key benefits you would receive as an expatriate are set forth in Appendix C.

•	You will be entitled to a car allowance of RMB2,871.00 per month.

•	Trident undertakes to assist you in obtaining an appropriate work authorization visa and work permit, subject to approval by the local Chinese authorities, to enable you to carry out your duties in China. You will be reimbursed for reasonable charges incurred for visas and work permit applications for yourself and your immediate family members.

•	Subject to confirmation by the Trident Compensation Committee, as a Section 16 Officer, you will be eligible to receive the applicable benefits set forth in Trident’s Executive Change in Control Severance Plan, as amended from time to time.
Within three (3) days of the start of your employment you will be required, as a condition of your employment, to complete the following:
•	You will be required to sign Trident Shanghai’s standard form of Employment, Proprietary Information and Invention Assignment Agreement, including a non-solicitation covenant of twenty-four (24) months’ duration.
•	You will be required to sign Trident Shanghai’s Employment Contract, which shall incorporate the compensation elements and other conditions contained in this offer of employment.
Trident is a dynamic, fast growing company whose success depends upon the contributions of talented individuals such as you. You can accept this offer to be employed by Trident Shanghai by signing below, indicating your anticipated start date, and returning this copy to me. Should you have any questions or if you need additional information please feel free to contact me at +1 (408) 764-8844.

February 20, 2008
Ben A. Lee

This offer of employment is contingent upon your ability to comply with the employment authorization provisions of the Chinese government as well as the successful completion of your background investigation. In addition, this offer is conditioned upon your acceptance, in writing, by February 29, 2008.
Sincerely
/s/ Donna M. Hamlin

Donna M. Hamlin
Vice President, Human Resources

February 20, 2008
Ben A. Lee

ACKNOWLEDGMENTS & ACCEPTANCE
The provisions stated in this offer letter supersede all prior representations or agreements, whether written or oral. This offer letter may not be modified or amended except by a written agreement, signed by an authorized officer of Trident and me.

/s/ Ben A. Lee	February 28, 2008	March 3, 2008

Ben A. Lee	Date	Anticipated Start Date

February 20, 2008
Ben A. Lee

Appendix A
Equity Incentive Award
Initial Hire-on Option Grant
Upon the approval of Trident’s Compensation Committee, at its first regularly scheduled meeting following your employment start date, you will be granted a non-qualified stock option to purchase 100,000 shares of Trident’s common stock at an exercise price per share equal to the closing price of a share of Trident’s common stock on the Nasdaq Global Market on the effective date of grant. Subject to your continued performance of services with Trident through each respective vesting date, the shares subject to this stock option will vest and become exercisable over a four-year period at the rate of 25% of such shares upon each of the first four anniversaries of your employment start date. Your stock option will be granted under and subject to the terms and conditions of the 2006 Equity Incentive Plan and Trident’s standard form of stock option agreement, which you will be required to sign as a condition to receiving this option.
Initial Hire-on Restricted Stock Units Award
Upon the approval of Trident’s Compensation Committee, at its first regularly scheduled meeting following your employment start date, you will be granted a restricted stock units award consisting of 20,000 shares of Trident Microsystems, Inc.’s common stock. These shares will be subject to automatic forfeiture if your performance of services with Trident terminates prior to the date on which the shares vest. Subject to your continued performance of services with Trident through each respective vesting date, the shares subject to this restricted stock units award will vest over a four-year period at the rate of 25% upon each of the first four anniversaries of your employment start date. Your restricted stock units award will be granted under and subject to the terms and conditions of the 2006 Equity Incentive Plan and Trident’s standard form of restricted stock units agreement, which you will be required to sign as a condition to receiving this award.
/s/ Ben A. Lee

Ben A. Lee

February 20, 2008
Ben A. Lee

Appendix B
Incentive Bonus Plan
You will be eligible to participate in Trident’s Incentive Bonus Plan at a target rate of 50% of your annual base salary. The actual bonus, if any, you earn under the Incentive Bonus Plan will be based upon Trident’s achievement of annual performance goals determined by the Board of Directors and/or Compensation Committee. In addition, you must be an active employee on the date of the bonus payment to be entitled to receive a bonus under the Incentive Bonus Plan. The detailed terms and conditions of the Incentive Bonus Plan are defined yearly by Trident’s Board of Directors and/or Compensation Committee and are subject to change at the Board of Directors’ and/or Compensation Committee’s discretion from year to year.
/s/ Ben A. Lee

Ben A. Lee

February 20, 2008
Ben A. Lee

Appendix C
Expatriate Coverage
Subject to the terms and conditions of Trident’s then current Expatriate Policy, your cash remuneration including salary, bonus and car allowance will be paid in China in local currency (i.e. Chinese Renminbi or RMB). Furthermore, Trident will provide you with all reasonable travel expenses, temporary housing expenses, moving expenses and other benefits associated with your relocation, as set forth below:
•	One-time relocation moving allowance of RMB143,560.00 to be deposited into your bank account in China in local currency thirty (30) days after your employment start date;
•	Costs of the property management for leasing of your home in the U.S. or payment of one-time customary closing costs for the sale of your U.S. home upon your relocation to Shanghai;
•	A housing allowance of RMB25,482.00 to be provided for you and your family, payable on a monthly basis in China in local currency, which may be used to cover the cost of rental and related expenses incurred in Shanghai, China;
•	Two coach class home leave trips to be provided for you and your immediate family members annually; and
•	Education assistance covering the actual costs of your dependent children attending an accredited international school (Grade K-12) in Shanghai, China.
/s/ Ben A. Lee

Ben A. Lee